This presentation contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.

These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance.

The discussions in this presentation, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.

There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Partnership’s latest Form 10-K as filed with the Securities and Exchange Commission on August 31, 2011.

Each forward-looking statement contained in this presentation is specifically qualified in its entirety by the factors identified in the foregoing documents.

The Partnership further cautions that the important factors identified in the foregoing documents are not exclusive. Readers should not unduly rely on any estimates, projections or other forward-looking statements or data contained herein to reach conclusions or make any investment decisions.

This discussion is not intended to serve as an indicator of the Partnership’s future operations or financial performance or serve as a guide for investing in the Partnership.

The forward-looking statements contained in this presentation are made as of the date hereof and the Partnership does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

August 31, 2011

I want to take this opportunity to update you on past actions and our future efforts in regards to your investment in anchor handling tug supply (“AHTS”) ships through your investment in III to I Maritime Partners Cayman I, LP (the “Partnership”).  This update will include an explanation of our recent filings with the Securities and Exchange Commission and the audited financial statements of your Partnership.

OUR INITIAL INVESTMENT

We identified that the investments in the AHTS vessels would have a non-correlated return compared to our traditional investments in stocks and bonds.  We generally expected that investors would allocate 5% to 10% of their portfolios to alternative asset classes.

The investment was structured with assets with a useful life of approximately 25 years, that have a history of holding their value for the majority of their useful lives, and based upon recent valuations and comparable sales, we continue to believe this to be true!  We believe that owning internationally-based assets that operate outside the U.S. gives us the opportunity for geographic diversification. We believe that in the volatile world we live in today, this was and is a good idea.

In 2006 when we started this investment, our estimates of day rates on time charters were approximately $35,000 a day, which resulted in a reasonable return on our invested capital based on our projections.  The analysis is still the same today; charter rates at the $35,000 per day level would still yield a reasonable return on our invested capital, given the average breakeven on our cost and debt structure is $29,000 to $33,000 a day.

MAJOR EVENTS OVER THE LAST 5 YEARS

Most notably, we experienced the Financial Collapse of 2008.  This impacted our ability to raise all of the money necessary to secure a 75% equity interest in 9 ships as the Partnership had committed.  We had to rely upon our partner, the Hartmann Group, to cover our missing equity through loans to us, since we did not raise all the money we had committed to fund to the ships with this venture.  Also, during the time period from 2008 through 2010, charter rates fell significantly from their highs in early 2008.  An example of this is that our first charter proposal in December of 2008 for $50,000 a day was ultimately finalized at a rate of $40,000 a day in February 2009.

Subsequently, 11 more ships were delivered to the fleet in 2009 and 2010 against the backdrop of worldwide recession, decreasing demand for oil and gas, and the Deepwater Horizon oil spill in the Gulf of Mexico.  The resultant U.S. ban on deep water drilling resulted in many ships leaving the U.S. waters of the Gulf, which increased competition elsewhere in the world for our newly delivered ships.

We successfully employed the majority of the fleet in 2010 during the European banking crisis. We believe that one result of this banking crisis was general unavailability of credit that caused liquidity issues for smaller oil companies which were unable to finance their exploration and development budgets.  The rates and utilization we were able to achieve in this market were below our breakeven.  This resulted in stress on the fleet’s liquidity.

Then, in January of 2011, we experienced the Middle East upheaval, starting with Egypt where we had deployed 4 of our ships, or 1/3 of the fleet.  After 60 plus days of nonpayment from our charters, we reached a liquidity shortfall where in March of 2011, we could not make our principal payments on our senior debt to Norddeutsche Landesbank Girozentrale (“Nord/LB”), the German bank that had loaned us the money for the senior debt.

IMPACT TO OUR INVESTMENTS

All of these events impacted our liquidity. This lack of liquidity resulted in our inability to make scheduled principal payments on our Nord/LB debt, which is an event of default under the loan. Since that day we have been working with Nord/LB, where we have been making the outstanding interest payments on the debt and negotiating to modify the loan to defer some of our quarterly principal payments to a later date.

These negotiations are continuing; the asset values of the ships support the value of the loan from the bank, and there has been a track record of firming charter rates since our inability to make the required principal payments under the loan. The majority of our charters are on a short-term basis of less than one year, allowing our commercial manager the flexibility to take advantage if charter rates increase, potentially resulting in increased liquidity. However, these short-term charters may also expose us more quickly to decreases in charter rates.

The main item we would like to emphasize is that we believe the asset value of the ships has not declined based on recent appraisals of similar ships.  This means we still have significant equity in the ships.

Our failure to make principal payments to Nord/LB has led to a “going concern opinion” in the audited financial statements for the year ended December 31, 2010 in our Form 10-K that was filed today with the SEC.  This opinion from our auditors as disclosed in our financial statements discusses the possible impact of our lack of liquidity upon our operations.  One thing we take comfort in at this time, is it is now 8 months after year end, and five months since the default event, and Nord/LB has not moved to take possession of the vessels.  We expect a new agreement in the near term future with Nord/LB for a deferral of our principal payments for some period of time, based on the fact that draft term sheets have been discussed in recent weeks.  However, we cannot be certain that Nord/LB will agree to such a deferral on terms that are acceptable to us.  In the event that we reach an agreement with Nord/LB to restructure the loan, we will issue an 8-K disclosing the terms and conditions of the restructuring.

The extraordinary and unexpected events of the last two years have delayed our ability to forecast a date on which we will be able to pay distributions to our investors.  If we reach agreement with Nord/LB regarding a restructuring of our loan, we anticipate that there will be changes to our loan requirements.  We will have to assess the impact of any such changes and review our options at that time to protect the investment of our investors. Although our ultimate objective is to begin paying distributions to our investors, at this time it is impossible to predict when we will be able to begin making distributions.

CHARTER ACTIVITY AS OF 8/31/2011

As of September 1st, 2011, we will have four ships located in Brazil.  Two are under recent charters, and two are older charters which will end prior to year end.  We continue to invest our resources in Brazil because of the potential of the market.  We are operating the two older charters at a loss at this time, and hope to redeploy these ships at rates that are profitable.

We have two ships in the Falklands. These ships have potential extensions that we believe will be exercised because the vessels are supporting a drilling effort in the Falklands that has been successful. The longer they are in the Falklands, the more profitable the existing charter becomes due to increased charter rates under the potential extensions.

We have four ships in Egypt. These ships are on varying terms extending into 2012 and potentially several years beyond. We are now being paid on a timely basis in Egypt.

The last two ships are working in Malaysia and Australia.  We believe that our commercial managers are experiencing increased confidence in the intermediary companies through which we work in these areas.

Overall, we see evidence of stabilizing charter rates, fleet-wide.  As discussed above, we have 8 charters over the 12 ships that expire in the next year, allowing us to reset the fleet average charter rates in what we believe will be an increasing market; the other side of this is that these short-term charters may also expose us more quickly to decreases in charter rates if they occur.

WHAT ARE WE FOCUSED UPON?

We have been focused upon negotiating the restructuring of our senior debt with Nord/LB. The bank has not called the loan, and our partner the Hartmann Group has a significant historical relationship with Nord/LB.  As discussed above, we expect a new agreement in the near term future with Nord/LB for a deferral of our principal payments for some period of time, based on the fact that draft term sheets have been discussed in recent weeks.  However, we cannot be certain that Nord/LB will agree to such a deferral on terms that are acceptable to us.  Any revision to the loan covenants will impact our future strategy.

We have taken actions recently to reduce our total equity investment closer to the amount of funds we were actually able to raise for this investment.  We did this by transferring all of our equity in three ships, and a portion of our equity in a fourth ship, to Hartmann in repayment of the loans we received from the Hartmann Group when we were unable to raise sufficient investment funds to meet our commitments on all nine ships purchased by the Partnership. The transfers eliminated our liability related to the outstanding loans and interest from the Hartmann Group in the amount of $33,378,287. The transfers of the partnership interests were made at the full purchase price we paid for the transferred ships, resulting in no dilution of our invested capital.

As a result of these transfers, we currently own 75% of the equity in five ships and approximately 36% of the equity in one ship. The 75% interest in three ships owned by FLTC Fund I was not impacted, since they had fully funded their equity.  In all of our ships, the Hartmann Group owns all of the equity that is not owned by us.

We are working with the Hartmann Group to secure charters for our vessels that result in operations on average above breakeven, and we are heavily involved with strategic and operational decisions regarding our ships.  We are watching geographic trends in charter rates closely.  All twelve ships in the fleet are pooled together for purposes of revenue sharing.  A key goal of our decision making process is to maintain consistent utilization of the fleet at a high level and avoid downtime as much as possible.

Lastly, we are actively pursuing means to replenish our cash reserves in addition to the Nord/LB restructuring, including possible sales or sale-leasebacks of vessels, or other similar transactions.

SUMMARY

Our immediate goal is to successfully restructure our debt with Nord/LB.  Ultimately, our success will be dependent in part on several factors, some of which are not within our control.  These include AHTS charter rates and the level of worldwide demand for AHTS vessels.

The key factors for our current strategy are whether rates continue to stabilize and potentially increase, as well as whether the level of demand allows us to obtain stable utilization of our vessels at a level that allows us to operate above our break-even.  We believe that the price of oil remaining above $60 per barrel is a key factor in achieving the rates and utilization necessary, but it is not the only factor.

We believe that the economics that we identified when we made this investment continue to hold true with respect to the value of the vessels not being correlated to traditional stock investments, the long-term nature of the investment, the potential for these tangible hard assets to hold their value, and the belief that the geographic diversification offers a hedge against volatility in any one country’s economy.

Major economic events have delayed our results; we have substantial value in our assets based on their appraised value.  We believe that the appraised value of the vessels indicates that the outlook of the market regarding the long-term value of our vessels is positive.

We have scheduled another webinar on Thursday September 8, 2011 at 6 p.m. Central time.  You should have received an invitation and log-in information via e-mail.  If you did not, or need further information, please contact us at 972-392-5400.